Tortoise Capital Resources Corp. Releases Fiscal 2011 First Quarter Financial Results

 LEAWOOD, Kan.--April 7, 2011--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) (the company) today announced that it has filed its Form 10-Q for the first quarter ended Feb. 28, 2011.

Recent Highlights

•	IRP entered into definitive agreement to sell its partnership interests to James River Coal Company with expected proceeds of approximately $31 million to TTO at close

•	Net assets of $95.7 million or $10.46 per share as of Feb. 28, 2011

•	First quarter 2011 distribution of $0.10 per share paid March 1, 2011

•	Quarterly distribution guidance for 2011 of at least $0.10 per share

Distribution Guidance

On March 1, 2011, the company paid a distribution of $0.10 per common share, the same amount as the prior quarter. The company determines the amount of distributions paid to stockholders based on distributable cash flow (DCF), which are distributions received from investments less total expenses. Assuming the sale of International Resource Partners LP (IRP) closes in the expected timeframe, and subject to board approval, the company anticipates paying a distribution of not less than $0.10 per share, per quarter, for the remainder of fiscal 2011. In order to sustain this distribution level for 2011, the company may elect to include a small portion of the proceeds from the IRP sale, depending on the operating performance of selected portfolio companies and their ability to return to near historic distribution levels.

Net Asset Value

On Feb. 28, 2011, the company's net asset value was $10.46 per share compared to $10.44 per share at Nov. 30, 2010. The increase in net asset value is primarily a result of the increase in the fair value of IRP, offset by a decrease in the fair value of Vantacore.

Portfolio Review

As of Feb. 28, 2011, the fair value of the company's investment portfolio (excluding short-term investments) totaled $93.9 million, with approximately 77 percent of the portfolio in private company investments totaling $72.1 million and approximately 23 percent in publicly-traded investments totaling $21.8 million. The company's portfolio is diversified among approximately 51 percent midstream and downstream investments, 4 percent upstream, and 45 percent in aggregates and coal.

The fair value of IRP increased approximately $2.3 million this quarter. IRP increased its quarterly distribution from $0.55 per unit last quarter to $0.60 per unit this quarter. On March 6, 2011, IRP entered into a definitive agreement to sell its partnership interests to James River Coal Company (NASDAQ: JRCC). This transaction is expected to close in the first half of 2011 subject to completion of various closing conditions. TTO's portion of the initial sales proceeds is expected to be approximately $31.1 million in cash, with an additional $2.1 million held in escrow for a period of up to 14 months. The release of escrow funds is contingent upon a number of factors including coal reserves and resolution of outstanding regulatory items. The company anticipates investing the proceeds of the sale of IRP in publicly traded MLPs and cash equivalents, pending being deployed in new qualifying investments and subject to limitations on publicly-traded investments in the BDC structure.

The fair value of Mowood, LLC decreased approximately $0.6 million this quarter, generally due to a decrease in the probability of receiving future contingent payments related to the Timberline Energy, LLC sale. Omega Pipeline Company, LLC continues to perform at budget, supported by the persistent growth of the Fort Leonard Wood Military Base.

The fair value of VantaCore Partners LP decreased approximately $1.9 million this quarter. VantaCore was unable to meet its minimum quarterly distribution ("MQD") of $0.475 per unit for its quarter ended Dec. 31, 2010. Common and preferred unitholders elected to receive their distributions as a combination of cash and the remainder in newly issued preferred units. TTO received 23,185 preferred units in addition to $0.09 in cash per common unit. VantaCore reported year-to-date EBITDA through Dec. 31, 2010 below budget. The Southern Aggregates property in Louisiana continues to fall short of budget but VantaCore is optimistic that signs of improvement in the building industry in the area, along with cost-cutting measures initiated by management, will help improve their performance in 2011.

The fair value of High Sierra Energy LP decreased slightly during the quarter. High Sierra has not made cash distributions to its LP and GP unit holders for the last four consecutive quarters. On March 16, 2011, High Sierra closed on a new $215 million, 3-year committed senior secured credit facility led by BNP Paribas. The new credit facility is expected to provide a level of stability and flexibility to meet the needs of the partnership's existing operations and provide a base of working capital to take advantage of market opportunities. The new facility also financed the buyout of High Sierra's minority partners at Anticline Disposal, resulting in High Sierra owning 100 percent of the membership interests of that business.

Earnings Call

On April 8, 2011, beginning at 1 p.m. Central, TTO will host its Annual Meeting. In conjunction with the Annual Meeting, TTO will host a conference call and webcast in listen-only format. Participants should dial-in to 877-941-2333 approximately five to 10 minutes prior to the scheduled start time. A link to the webcast will be accessible at www.tortoiseadvisors.com.

Immediately following its Annual Meeting, the company will host its first quarter earnings conference call during which it will discuss its investment and ongoing distribution strategy. Conference call participants will have the opportunity to ask questions following management's prepared remarks.

A replay of the call will be available beginning at 3:00 p.m. Central on April 8, 2011 and continuing until April 15, 2011, by dialing (800) 406-7325. The replay access code is 4421399#. A replay of the webcast will also be available on the company's website at www.tortoiseadvisors.com through April 8, 2012.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in managing portfolios of MLPs and other energy companies. As of March 31, 2011 the adviser had approximately $6.6 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Resources Corporation
STATEMENTS OF ASSETS & LIABILITIES

	February 28, 2011	November 30, 2010
	(Unaudited)
Assets
Investments at fair value, control (cost $4,593,000 and $18,122,054, respectively)	$8,736,367	$23,260,566
Investments at fair value, affiliated (cost $44,774,854 and $31,329,809, respectively)	63,310,963	49,066,009
Investments at fair value, non-affiliated (cost $22,311,998 and $21,628,965, respectively)	24,058,040	22,875,848
Total investments (cost $71,679,852 and $71,080,828, respectively)	96,105,370	95,202,423
Receivable for Adviser expense reimbursement	117,340	109,145
Receivable for investments sold	-	5,198
Interest receivable from control investments	-	42,778
Dividends receivable	50	83
Deferred tax asset	919,005	656,743
Prepaid expenses and other assets	30,994	25,023
Total assets	97,172,759	96,041,393

Liabilities
Base management fees payable to Adviser	352,020	327,436
Distribution payable to common stockholders	914,654	-
Accrued expenses and other liabilities	228,293	234,784
Total liabilities	1,494,967	562,220
Net assets applicable to common stockholders	$95,677,792	$95,479,173

Net Assets Applicable to Common Stockholders Consist of:
Warrants, no par value; 945,594 issued and outstanding
at February 28, 2011 and November 30, 2010
(5,000,000 authorized)	$1,370,700	$1,370,700
Capital stock, $0.001 par value; 9,146,506 shares issued and outstanding at
February 28, 2011 and November 30, 2010 (100,000,000 shares authorized)	9,147	9,147
Additional paid-in capital	97,530,301	98,444,952
Accumulated net investment loss, net of income taxes	(3,195,579)	(3,308,522)
Accumulated realized loss, net of income taxes	(17,730,436)	(18,532,648)
Net unrealized appreciation of investments, net of income taxes	17,693,659	17,495,544
Net assets applicable to common stockholders	$95,677,792	$95,479,173

Net Asset Value per common share outstanding (net assets applicable
to common stock, divided by common shares outstanding)	$10.46	$10.44

Tortoise Capital Resources Corporation
Distributable Cash Flow
(Unaudited)
	Three Months Ended February 28, 2011	Three Months Ended February 28, 2010

Total from Investments
Distributions from investments	$731,990	$1,488,756
Distributions paid in stock	23,367	-
Interest income from investments	135,330	191,431
Dividends from money market mutual funds	190	217
Other income	-	10,392
Total from Investments	890,877	1,690,796

Operating Expenses Before Leverage Costs
Advisory fees (net of expense reimbursement by Adviser)	234,680	258,268
Other operating expenses	153,843	174,568
Total Operating Expenses, before Leverage Costs	388,523	432,836
Distributable cash flow before leverage costs	502,354	1,257,960
Leverage costs	-	45,619
Distributable Cash Flow	$502,354	$1,212,341

Distributions paid on common stock	$914,651	$1,180,152

Payout percentage for period (1)	182%	97%

DCF/GAAP Reconciliation
Distributable Cash Flow	$502,354	$1,212,341
Adjustments to reconcile to Net Investment Income, before Income Taxes:
Distributions paid in stock (2)	(23,367)	-
Return of capital on distributions received from equity investments	(305,724)	(998,640)
Net Investment Income, before Income Taxes	$173,263	$213,701

(1) Distributions paid as a percentage of Distributable Cash Flow
(2)	Distributions paid in stock for the three months ended February 28, 2011 were paid as part of normal operations and are included in DCF.

Tortoise Capital Resources Corporation
STATEMENTS OF OPERATIONS
(Unaudited)
	For the three months ended February 28, 2011	For the three months ended February 28, 2010
Investment Income
Distributions from investments
Control investments	$70,167	$555,879
Affiliated investments	384,009	856,892
Non-affiliated investments	277,815	75,985
Total distributions from investments	731,991	1,488,756
Less return of capital on distributions	(305,725)	(998,640)
Net distributions from investments	426,266	490,116
Interest income from control investments	135,330	191,431
Dividends from money market mutual funds	190	217
Fee income	-	10,392
Total Investment Income	561,786	692,156

Operating Expenses
Base management fees	352,020	309,922
Professional fees	80,876	85,162
Directors' fees	14,573	26,161
Stockholder communication expenses	12,912	15,703
Administrator fees	9,387	14,460
Fund accounting fees	7,328	6,972
Registration fees	6,160	6,355
Stock transfer agent fees	3,353	3,130
Franchise tax expense	4,998	2,572
Custodian fees and expenses	1,382	1,575
Other expenses	12,874	12,478
Total Operating Expenses	505,863	484,490
Interest expense	-	45,619
Total Expenses	505,863	530,109
Less expense reimbursement by Adviser	(117,340)	(51,654)
Net Expenses	388,523	478,455
Net Investment Income, before Income Taxes	173,263	213,701
Deferred tax expense	(60,320)	(32,694)
Net Investment Income	112,943	181,007

Realized and Unrealized Gain (Loss) on Investments
Net realized gain on control investments	-	1,578,001
Net realized loss on affiliated investments	-	(17,445)
Net realized gain on non-affiliated investments	373,822	27,612
Net realized gain, before income taxes	373,822	1,588,168
Deferred tax benefit (expense)	428,390	(242,971)
Net realized gain on investments	802,212	1,345,197
Net unrealized appreciation (depreciation) of control investments	(995,145)	1,535,457
Net unrealized appreciation of affiliated investments	799,909	1,208,074
Net unrealized appreciation of non-affiliated investments	499,159	197,774
Net unrealized appreciation, before income taxes	303,923	2,941,305
Deferred tax expense	(105,808)	(449,986)
Net unrealized appreciation of investments	198,115	2,491,319
Net Realized and Unrealized Gain on Investments	1,000,327	3,836,516

Net Increase in Net Assets Applicable to Common Stockholders
Resulting from Operations	$1,113,270	$4,017,523

Net Increase in Net Assets Applicable to Common Stockholders
Resulting from Operations Per Common Share:
Basic and Diluted	$0.12	$0.44

Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,146,506	9,078,090

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com